Exhibit 10.1
CONTRIBUTION AGREEMENT
by and among
MARTIN OPERATING PARTNERSHIP L.P.
MARTIN MIDSTREAM PARTNERS L.P.
CROSS OIL REFINING & MARKETING, INC.
and
MARTIN RESOURCE MANAGEMENT CORPORATION
November 4, 2009

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Exhibits

Exhibit A	—	Ingress/Egress Easement
Exhibit B	—	Form of Title Commitment
Exhibit C	—	Form of Survey (Including Surveyor Certification)
Exhibit D	—	Terms of Subordinated Units
Exhibit E	—	Bill of Sale
Exhibit F	—	Special Warranty Deed
Exhibit G	—	Noncompetition Agreement
Exhibit H	—	Tolling Agreement
Disclosure Schedule

Section 1.1(a)	Tangible Property
Section 1.1(b)	Owned Real Property
Section 1.1(d)	Assigned Licenses
Schedule 1.7(b)	Certain Prepaid Rents and Deposits
Section 2.3	Authority
Section 2.4	No Conflicts
Section 2.5	Governmental Approvals
Section 2.7	Financial Statements
Section 2.8	Absence of Changes
Section 2.9	Undisclosed Liabilities
Section 2.11	Legal Proceedings
Section 2.13	Real Property
Section 2.14	Tangible Personal Property
Section 2.15	Intellectual Property Rights
Section 2.17	Licenses
Section 2.18	Insurance
Section 2.19	Environmental
Section 2.20	Substantial Customers

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CONTRIBUTION AGREEMENT
     This Contribution Agreement (the “Agreement”), dated as of November 4, 2009, is entered into by and among Martin Operating Partnership L.P., a Delaware limited partnership (the “Acquiror”), Cross Oil Refining & Marketing, Inc., a Delaware corporation (the “Contributor”), Martin Resource Management Corporation, a Texas corporation and the parent of the Contributor (the “Guarantor”), and Martin Midstream Partners L.P., a Delaware limited partnership and the parent of the Acquiror (the “Parent”). Capitalized terms used herein shall have the meanings set forth in Article VII.
RECITALS
     WHEREAS, the Acquiror, the Parent, the Contributor and the Guarantor have determined that it is in their respective best interests for the Contributor to contribute to the Parent and for the Parent to contribute to the Acquiror, and for the Acquiror to acquire and accept, certain of the Contributor’s assets relating to the Contributor’s naphthenic lube refinery (the “Refinery”) located in Ouachita County, Arkansas, on the terms and conditions contained in this Agreement (the “Contribution”); and
     WHEREAS, in order to more efficiently effect the Contribution, the Parties have agreed that the Contributor shall, at the direction of the Parent, make a direct assignment of the Contributed Assets to the Acquiror; and
     WHEREAS, the Parties intend for the Contribution to be treated for U.S. federal and state income tax purposes as a contribution of property by the Contributor to the Parent in exchange for Units of the Parent as described in Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Contribution; and
     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Contributor, the Acquiror, the Guarantor and the Parent agree as follows:
ARTICLE I
CONTRIBUTION OF ASSETS
     1.1 Contribution of Assets.
     Upon the terms and subject to the conditions contained in this Agreement, at the Closing the Contributor, in exchange for the delivery of the Contribution Consideration by the Parent to the Contributor, shall contribute, assign, transfer and convey to the Acquiror, and the Acquiror shall acquire and accept from the Contributor, the following assets of the Contributor relating to the Refinery, free and clear of all Liens except Permitted Liens, and excluding the Retained Assets (collectively, the “Contributed Assets”):

     (a) all tangible assets, personal property, fixtures and equipment listed in Section 1.1(a) of the Disclosure Schedule (the “Tangible Property”);
     (b) all tracts or parcels of land listed and described in Section 1.1(b) of the Disclosure Schedule, together with (i) any reversionary rights attributable thereto; (ii) all claims or demands whatsoever of the Contributor either in law or in equity in or to such land; (iii) all buildings, improvements, fixtures, storage tanks, pipelines, valves, meters, measurement stations, equipment, electrical facilities, storage and shipping facilities, transformers, power lines, rectifiers, busbars, housings, circuit breakers and all other fixed assets, fixtures and equipment of every type and description owned by the Contributor and located on or affixed or attached to such land (collectively, the “Owned Real Property”);
     (c) any and all of the Contributor’s Books and Records that relate principally to the Contributed Assets (the “Assigned Books and Records”), excluding any Books and Records of the Contributor that relate principally to (i) organizational or governance proceedings of the Contributor, (ii) the Retained Assets or (iii) the Pre-Closing Liabilities;
     (d) subject to Section 1.5, the Licenses that relate to the ownership or operation of the Contributed Assets listed in Section 1.1(d) of the Disclosure Schedule (the “Assigned Licenses”);
     (e) all of the Contributor’s rights and interest in insurance proceeds that may be payable in respect of the Contributed Assets under the insurance policies of the Contributor, excluding any insurance proceeds payable in respect of the Retained Assets (“Insurance Proceeds”);
     (f) all liens and security interests in favor of the Contributor, whether choate or inchoate, under any law, rule or regulation arising from the ownership, operation or use of any of the Contributed Assets; and
     (g) all of the Contributor’s rights and interest pertaining to any counterclaims, set-offs, third party indemnities or defenses that the Contributor may have with respect to the Post-Closing Liabilities or the Contributed Assets.
     1.2 Retained Assets; Retained Refinery Related Assets.
     (a) The Contributor will retain ownership of all assets not specifically identified in Section 1.1 as Contributed Assets (collectively, the “Retained Assets”), including, without limitation items of working capital (including Stock and Product in storage or in the process of being refined), all supply and sales contracts, and all receivables.
     (b) For the avoidance of doubt, the Retained Assets shall specifically include as they relate to the Contributed Assets (i) all of the interest of the Contributor in any land in the beds of any public streets, public roads or public waterways in front of or adjoining (but not located on) such land; (ii) any easements, licenses or rights-of-way appurtenant to such land and all water, wastewater, sewer, sanitary sewer and other utility rights related to such land; and (iii) all buildings, improvements, fixtures, storage tanks, pipelines, valves, meters, measurement stations and equipment, electrical facilities, storage and shipping facilities, transformers, power lines, rectifiers, busbars, housings, circuit breakers and all other fixed assets, fixtures and equipment of every type and description owned by the Contributor and used in connection the Owned Real Property, but not located thereon (collectively, the “Retained Refinery Related Assets”).
          (c) As part of the Contribution, the Contributor hereby grants to the Acquiror (as well as any transferee thereof that acquires the entirety of the Contributed Assets from the Acquiror), solely in connection with and during the term of the Acquiror’s or such transferee’s ownership of the Contributed Assets, the right to receive necessary support and services through the use, access and operation of the Retained Refinery Related Assets. The use and operation of and access to the Retained Refinery Related Assets by the Acquiror or such transferee shall be coordinated by and through officers of the Guarantor and the Parent, acting in good faith. Any disputes regarding such use, access and operation shall be promptly resolved by the respective Boards of Directors of the Guarantor and the Parent, or in the event of a transferee, the board of directors (or similar governing body) of such transferee, with the Conflicts Committee of Parent having the right to have a representative present at any discussions with respect to such resolution. While the Tolling Agreement is in effect, such support and services shall be provided by the Contributor as incidental services in connection with the refining of the Contributor’s product and without any compensation. Upon the termination of the Tolling Agreement, the Contributor, or any transferee of the Contributor, will provide the support and services to the Acquiror, or any successor of the Acquiror, pursuant to mutually agreeable commercial terms that are consistent with similarly situated service providers. The Contributor agrees that it will cause any transferee or successor of the Contributor to be bound by the provisions of this subsection (c) through the execution of an agreement by such transferee or successor and the Acquiror or Acquiror’s successor. In addition, the Contributor agrees that it will not place any Liens on any of the Retained Refinery Related Assets unless the Contributor has delivered to the Owner a subordination agreement, in a form reasonably satisfactory to the Owner, reflecting that the Owner’s rights under this Section 4.4 will not be affected by such Lien.
          (d) As a further part of the Contribution, the Contributor shall provide the Acquiror (as well as any transferee thereof that acquires the entirety of the Contributed Assets from the Acquiror), with a recordable ingress/egress easement, substantially in the form attached hereto as Exhibit A, with such changes as are reasonably necessary and requested by Acquiror and agreed to by Contributor, that will permit the Acquiror or such transferee to access the Owned Real Property through and over specified portions of the Contributor’s real property included as part of the Retained Assets in connection with the Acquiror’s or such transferee’s ownership, use and operation of the Contributed Assets (the “Ingress/Egress Easement”).

     1.3 Post-Closing Liabilities.
          Subject to the terms and conditions of this Agreement, at Closing, the Acquiror will assume and agree to pay, perform and discharge when due from and after the Closing Date only the following obligations and Liabilities (collectively, the “Post-Closing Liabilities”):
     (a) any obligations or Liabilities that initially occur and are attributable solely to the period after Closing (and that do not relate to arise out of any breach of any representation of the Contributor and the Guarantor hereunder) in respect of the Assigned Licenses transferred and assigned to Acquiror hereunder in conformity with the provisions of such Assigned Licenses; and
     (b) any obligations or Liabilities that pertain to the ownership, operation or use of the Contributed Assets by the Acquiror arising from any acts, omissions, events, conditions or circumstances that initially occur and are solely attributable to the period after the Closing.
     The Contributor agrees to satisfy and discharge all obligations and Liabilities that are not assumed by Acquiror pursuant to the terms of this Agreement, whether known as of the date hereof or thereafter determined, including the Pre-Closing Liabilities. The Contributor represents and warrants to the Acquiror that all payments due and all obligations to be performed prior to or as of the Closing Date in respect of the Assigned Licenses and the other Contributed Assets have been timely made and performed.
     1.4 Pre-Closing Liabilities.
     It is expressly understood and agreed that the Acquiror shall not be obligated to pay, perform or discharge, and the Contributor shall retain, all obligations and Liabilities of the Contributor other than the Post-Closing Liabilities, including, without limitation, the following (collectively, the “Pre-Closing Liabilities”):
     (a) Liabilities of the Guarantor and the Contributor relating to indebtedness for borrowed money or bonds (including, without limitation, industrial revenue bonds, that in any respect relate to the Contributed Assets) whether or not such Liabilities are reflected on the Financial Statements and all other Liabilities of the Guarantor and the Contributor not disclosed on the Financial Statements;
     (b) Liabilities resulting from, constituting or relating to a breach of any of the representations, warranties, covenants or agreements of the Contributor or the Guarantor under this Agreement or any of the Related Agreements;
     (c) Liabilities for any federal, state, local, foreign or other Taxes of the Guarantor and the Contributor (i) incurred or relating to periods ending on or prior to the Closing, (ii) arising in connection with the consummation of the transactions contemplated by this Agreement or any of the Related Agreements, or (iii) arising or relating to any of the Retained Assets;
     (d) notwithstanding Section 2.19, Liabilities for all environmental, ecological, natural resource, health, safety, products liability or other Claims, conditions or obligations pertaining to the Guarantor or the Contributor or the Contributed Assets that relate to time periods, circumstances, acts, omissions or events occurring prior to the Closing, including, without limitation, any and all Losses (i) resulting from or arising out of any Environmental Action that relates to any violations of Environmental Laws or Environmental Permits on or prior to the Closing or (ii) incurred as a result of the presence of any Hazardous Materials at, in, on, under or around any of the Contributed Assets or other facilities of the Guarantor of the Contributor on or prior to the Closing, or the disposal of any Hazardous Materials generated in connection with the Contributed Assets prior to the Closing (including, without limitation, any investigation, monitoring, containment, remediation, cleanup or removal thereof after the Closing);
     (e) Liabilities for warranty claims, quality-related claims or other similar claims arising out of or relating to events or circumstances on or prior to the Closing and relating to the Contributed Assets;
     (f) Liabilities based on any actual or alleged tortuous or illegal conduct by or on behalf of the Guarantor, the Contributor or their respective its Affiliates, shareholders, officers, directors, independent contractors or agents;
     (g) Liabilities incurred by the Guarantor or the Contributor in connection with the negotiation, execution or performance of this Agreement or any of the Related Agreements, including, without limitation, all legal, accounting, brokers’, finders’ and other professional fees and expenses;
     (h) Liabilities incurred by the Guarantor or the Contributor after the Closing, including Liabilities relating to the Retained Assets;
     (i) Liabilities with respect to any of the Guarantor’s or the Contributor’s employees (and employees of their respective Affiliates), including, without limitation, wages, salaries, federal withholding and social security taxes, worker’s compensation, unemployment compensation, employee benefit plans, termination costs, accrued vacation and Liabilities under any employee benefit plans, all in any way relating to (i) events occurring on, prior to or after the Closing, and (ii) the employment of employees by the Guarantor or the Contributor or their respective Affiliates regardless of when any Claim relating to any such Liabilities may arise;
     (j) Liabilities, including any Liability pursuant to any Claim, litigation or proceeding (other than those for which either the Contributor is being indemnified by the Acquiror hereunder), that pertain to (i) contractual or other obligations of the Guarantor or the Contributor or (ii) the ownership or operation of the Contributed Assets, in each case arising from any acts, omissions, events, conditions or circumstances occurring on or before or relating to or attributable to the period on or before the Closing;
     (k) Liabilities relating to the Owned Real Property and/or any agreements, easements, rights of way or other restrictions encumbering the Owned Real Property arising out of or relating or attributable to events or circumstances on or prior to the Closing;

     (l) Liabilities, Losses, and costs related to providing studies and reports for and obtaining proper and timely assignment, transfer or new application by Acquiror for applicable Licenses;
     (m) Liabilities and Losses due to the Contributed Assets not being in good working order and in compliance with applicable Laws as of the date of Closing; and
     (n) Liabilities, Losses and all costs related to repair or replacement of existing equipment and improvements and acquisition and installation of new equipment required because of a future re-interpretation of Laws (but not necessarily the relevant interpretations thereof) that were in existence as of the date of Closing.
     1.5 Nonassignable Licenses.
     If any Assigned Licenses are not by their respective terms assignable, the Contributor agrees to use its reasonable best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to the Acquiror the benefit thereof. The Acquiror shall cooperate with the Contributor, in such manner as may be reasonably requested, in connection therewith, including, without limitation, discussions and negotiations with all Persons with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained, the Contributor and the Acquiror will use their reasonable best efforts (but in no event shall the Contributor or the Acquiror be required to pay any amounts in connection therewith) to take such actions as may be possible without violation or breach of any such nonassignable Assigned Licenses to effectively grant the Acquiror the economic benefits of such Assigned Licenses.
     1.6 Consideration.
     Upon the terms and subject to the conditions contained in this Agreement, at the Closing the Parent, in exchange for the conveyance of the Contributed Assets by the Contributor to the Acquiror, shall issue and deliver to the Contributor, and the Contributor shall acquire and accept from the Parent, the following consideration, free and clear of all Liens except Permitted Liens (collectively, the “Contribution Consideration”):
     (a) the number of Common Units of the Parent (having the rights and terms specified in the Parent’s governing partnership documentation) determined by dividing $22,500,000 by the Unit Market Price; and
     (b) the number of Subordinated Units of the Parent (having the rights and terms specified in Exhibit D attached hereto) determined by dividing $22,500,000 (as reduced for any adjustments required under Section 1.8(b)) by 90% of the Unit Market Price.
Any Units delivered to the Contributor hereunder shall be “restricted securities” within the meaning of federal and state securities laws and the Contributor acknowledges and agrees that such Units will not be freely tradable and may not be sold, pledged, gifted or otherwise transferred or disposed of unless any such transaction is registered or qualified under applicable federal and state securities laws or such transaction is exempt from such registration or qualification as evidenced by a written opinion of counsel addressed to the Parent, which counsel and opinion shall be reasonably acceptable to the Parent. Any certificate representing such Units will bear a restrictive legend to the foregoing effects. In the event that the Contributor is entitled to any fractional Units based upon the calculation of the number of Units to be delivered pursuant to this Section 1.6, such fractional Units shall be rounded to the nearest whole number and the Contributor shall be entitled to received a number of Units equal to such whole number.
     1.7 Taxes; Apportionments; Post-Closing Adjustments.
     (a) All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated by this Agreement, whether levied on the Acquiror or the Contributor or their respective Affiliates, shall be paid by the Contributor, and the Contributor shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.
     (b) At the Closing, the following items (which are described and quantified in Schedule 1.7(b)), to the extent they relate to the Contributed Assets and except as otherwise provided for in this Agreement, shall be apportioned as of 11:59 p.m. on the day preceding the Closing Date: property taxes, rents, prepayments from customers, prepayments to suppliers and other prepayments, deposits and expenses under any of the Assigned Licenses; and such other items as are customarily apportioned in connection with the sale of similar property, all such items prior to such time being for the account of the Contributor and all such items after such time being for the account of the Acquiror. At the Closing, the dollar amount of Subordinated Units set forth in Section 1.6(b) shall be reduced by the amount owing by Contributor under this Section 1.7(b). If any such items cannot accurately be apportioned at the Closing or prior thereto, or if it is later determined that such apportionment at Closing was not accurate, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable, but in no event more than 120 days after the Closing Date. Any amounts received by, or other consideration given to, the Parent or the Acquiror after the Closing with respect to the Retained Assets or the operation of to the Contributed Assets prior to the Closing shall be held by the Parent or the Acquiror in trust for the Contributor until promptly paid to the Contributor. Likewise, any amounts received by, or other consideration given to, the Guarantor or the Contributor after the Closing with respect to the Contributed Assets or the operation of the Contributed Assets after the Closing shall be held by the Guarantor or the Contributor in trust for the Acquiror until promptly paid to the Acquiror.
     1.8 Conditions Precedent and Time and Place of Closing.
     (a) Acquiror’s and Parent’s obligation to close this transaction is conditioned upon each of the following having occurred:
     (i) Delivery of a certificate from Contributor and Guarantor that all Contributed Assets are in good working order and in compliance with applicable Laws;

     (ii) Delivery of written confirmation from Contributor and Guarantor that all Licenses required for Acquiror’s operation of the Contributed Assets have been, at Contributor’s and Guarantor’s cost, obtained and/or properly assigned over to Acquiror such that it can legally operate the Contributed Assets in the manner necessary to provide the services to Contributor hereunder.
Notwithstanding the foregoing conditions to Closing, Acquiror and Parent can, in their sole and exclusive discretion, waive, modify or accept partial completion of the respective conditions if Contributor and Guarantor provide an indemnity and post closing completion agreement in form acceptable to Acquiror and Parent wherein Contributor and Guarantor agree to (y) indemnify, defend and hold Acquiror and Parent and their respective subsidiaries and affiliates harmless from Liabilities and Losses arising out of operation of the respective Contributed Assets for which licensing is required but which has not been obtained or which have not been placed in good working order and in compliance with applicable Laws; and (z) diligently continue to seek to obtain the assignment of the necessary Licenses and to complete the required repairs, replacements and improvements to the Contributed Assets. These obligations and indemnities shall survive Closing, termination and expiration of this Agreement.
     (b) The closing of the transactions described in this Article I (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Suite 1100, Dallas, Texas 75201 at 10:00 a.m., Central Time, on November [15], 2009, or at such other place or time as the parties hereto may agree. The date upon which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Subject to the occurrence of the Closing, all transactions hereunder shall be deemed to have occurred as of 12:01 a.m., Central Time, on the Closing Date.
     1.9 Execution and Delivery of Documents of Title.
     At the Closing, the Contributor and the Acquiror shall execute and deliver a Bill of Sale, in the form attached hereto as Exhibit E (the “Bill of Sale”), a Special Warranty Deed, in the form attached hereto as Exhibit F (the “Deed”), and the Ingress/Egress Easement. In addition, the Contributor will execute and deliver to the Acquiror such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as the Acquiror and/or the Title Company may reasonably request in order to effect the contribution, conveyance and transfer of the Contributed Assets from the Contributor to the Acquiror. Such instruments and documents shall be sufficient to convey to the Acquiror title to the Contributed Assets, free and clear of any Liens other than Permitted Liens. The Contributor will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as the Acquiror may reasonably request in order more effectively to contribute, transfer and convey the Contributed Assets to the Acquiror and to place the Acquiror in position to operate and control all of the Contributed Assets.

     1.10 Closing Deliveries.
     (a) At the Closing, the Guarantor or the Contributor, as applicable, shall execute and deliver, or cause to be executed and delivered, to the Parent and the Acquiror, as applicable:
     (i) Duly executed copies of all consents, approvals and releases required for the consummation of the transactions contemplated by this Agreement and the Related Agreements and to permit the Acquiror to acquire all of the Contributed Assets, without violating any Contract or License of the Contributor or any Laws, including, without limitation, Environmental Laws, Environmental Permits and any other requirement of any Governmental or Regulatory Authority. Additionally, any financing statement terminations and/or releases shall have been filed as necessary to remove any Liens applicable to the Contributed Assets;
     (ii) Prior to the date of this Agreement, the Contributor has delivered to the Acquiror (A) a commitment for a title policy issued by Title Guaranty Company, El Dorado, Arkansas (the “Title Company”) with respect to the Owned Real Property, insuring title of the Owned Real Property (and specifically insuring as an insured parcel any easements benefiting the Owned Real Property) to be in the Acquiror as of the Closing Date, subject only to those exceptions approved by the Acquiror in writing and (B) copies of the title exception documents referenced in the commitments with respect thereto. Prior to the Closing, the Acquiror will submit any reasonable objections it has with respect to such exceptions that are noted in the commitment. Based on the foregoing, the Contributor and the Acquiror will cooperate to mutually agree upon the final form of such title commitment which shall be substantially in the form attached hereto as Exhibit B (the “Title Commitment”). At the Closing, the Contributor shall provide to the Acquiror an ALTA Owner’s Policy of Title Insurance in the form contemplated by the Title Commitment (the “Owner’s Policy”), together with a mortgagee’s policy (the “Mortgagee Policy”) in favor of the Royal Bank of Canada, as administrative agent under the Parent’s credit facility, with such endorsements as are specified in the Title Commitment and as may be reasonably requested by such administrative agent (the Owner’s Policy and the Mortgagee’s Policy being referred to herein collectively as, the “Title Policies”), issued by the Title Company and insuring the Owned Real Property (and specifically insuring as an insured parcel any easements benefiting the Owned Real Property), subject only to those exceptions previously approved by the Acquiror in writing, in the aggregate amount of $45,000,000. The Contributor shall be responsible for the payment of all costs and expenses associated the Owner’s Policy, and the Acquiror shall be responsible for the payment of all costs and expenses associated with the Mortgagee Policy. The Contributor shall deliver to the Acquiror and the Title Company any further affidavits, agreements, current survey(s) and assurances necessary to issue the Title Policies;
     (iii) Prior to the date of this Agreement, the Contributor, at its expense, has delivered to the Acquiror a current survey of the Owned Real Property made by a registered professional land surveyor that meets the requirements of the

Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established by the American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors. Prior to the date of this Agreement, the Acquiror has submitted any objections it had with respect to such survey. Based on the foregoing, the Contributor and the Acquiror will cooperate to mutually agree upon the final form of such survey, including the form of surveyor certification noted thereon, which shall be in substantially the form attached hereto as Exhibit C (the “Survey”). At the Closing, the final form of the Survey shall be delivered by the Contributor to the Acquiror;
     (iv) All consents, approvals and/or waivers necessary to assign or transfer to the Acquiror any and all assignable or transferable Contracts, Licenses, Environmental Permits or other permissions of Governmental or Regulatory Authorities;
     (v) Certification of the Contributor’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b);
     (vi) The documents contemplated by Section 1.9 of this Agreement;
     (vii) Written instruments in form and substance reasonably acceptable to Acquiror pursuant to which all liens and security interests granted by the Contributor or the Guarantor with respect to the Contributed Assets are terminated and released and authorizing the filing of all UCC-3 termination statements which may be necessary or appropriate to evidence any such termination and release;
     (viii) Certified resolutions of the board of directors of the Contributor and the Guarantor authorizing the transactions described herein and in the Related Agreements;
     (ix) A cross receipt evidencing receipt of the Units representing the Contribution Consideration from the Parent;
     (x) A certificate executed by the Contributor and the Guarantor to the effect that each of the Contributor’s and the Guarantor’s representations and warranties contained herein is true, complete and accurate in all respects as of the Closing Date as if made on the Closing Date and that the Guarantor and the Contributor have complied with all of their respective covenants to be performed hereunder prior to Closing
     (xi) A copy of the certificate previously executed by the Contributor and the Guarantor on the date of this Agreement, and reconfirmed by such parties as of the Closing Date, to the effect that, at the Closing Date, the transactions contemplated by this Agreement shall not result in any balance sheet impairment to the Guarantor;

     (xii) A copy of the prior opinion of Raymond James & Associates, Inc. dated as of the date of this Agreement, stating that the consideration collectively received by the Contributor and the Guarantor in connection with the contribution of the assets under this Agreement, is fair, from a financial point of view, to the Contributor and Guarantor, collectively;
     (xiii) Such further instruments and documents, normal and customary for transactions such as those contemplated by this Agreement, as may be reasonably required for the Parent and the Acquiror to consummate the transactions contemplated hereby, including, without limitation, certificates issued by the appropriate Governmental or Regulatory Authorities in the Guarantor’s or the Contributor’s jurisdiction of incorporation, certifying the valid existence and good standing of the Guarantor and the Contributor;
     (xiv) The Noncompetition Agreement, in the form attached hereto as Exhibit G (the “Noncompetition Agreement”);
     (xv) The Tolling Agreement, the form attached hereto as Exhibit H (the “Tolling Agreement”); and
     (xvi) An amendment to the Omnibus Agreement revising the definition of the term “Business” used therein to include the refining of crude oil into Products as defined in the Tolling Agreement.
     (b) At the Closing, the Acquiror and the Parent, as applicable, shall execute and deliver, or cause to be executed and delivered, to the Guarantor and the Contributor, as applicable:
     (i) The certificates for the Units representing the Contribution Consideration to be issued by the Parent to the Contributor, together with any amendments to the organizational documents of Parent required in connection with the issuance of the Units;
     (ii) The Noncompetition Agreement;
     (iii) The Tolling Agreement;
     (iv) Certified resolutions of each of the general partner of the Acquiror and the Parent authorizing the transactions described herein and in the Related Agreements;
     (v) Certified resolutions of the Conflicts Committee of the board of directors of the general partner of the Parent authorizing the transactions described herein and in the Related Agreements and stating that such transactions are fair and reasonable to the Parent;
     (vi) A certificate executed by the Acquiror and the Parent to the effect that each of the Acquiror’s and the Parent’s representations and warranties contained herein is true, complete and accurate in all respects as of the Closing Date as if made on the Closing Date and that Parent and the Acquiror have complied with all of their respective covenants to be performed hereunder prior to Closing;
     (vii) A copy of the prior opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), dated as of the date of this Agreement, stating that the consideration to be received by the Parent in exchange for the issuance of the Units pursuant to the Agreement is fair to the Parent from a financial point of view, together with confirmation by Acquiror and Parent that Houlihan Lokey has not withdrawn, modified or qualified such opinion; and
     (viii) Such further instruments and documents, normal and customary for transactions such as those contemplated by this Agreement, as may be reasonably required for the Guarantor and the Contributor to consummate the transactions contemplated hereby.
ARTICLE II
REPRESENTATIONS OF THE CONTRIBUTOR AND THE GUARANTOR
     In order to induce the Parent and the Acquiror to enter into this Agreement, the Contributor and the Guarantor, jointly and severally, hereby make the representations and warranties set forth below. The Guarantor and the Contributor have delivered to the Parent and the Acquiror the Disclosure Schedule on the date of this Agreement. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Except as expressly set forth in those sections of the Disclosure Schedule corresponding to the sections below:
     2.1 Organization.
     Each of the Contributor and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Contributor and the Guarantor has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
     2.2 Execution and Delivery.
     The execution, delivery and performance of this Agreement and the Related Agreements by each of the Contributor and the Guarantor and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Contributor and the Guarantor, and no other corporate action on the part of the Contributor or the Guarantor is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Contributor and the Guarantor and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Contributor and the Guarantor and constitutes, and upon the execution and delivery by the Contributor of the Related Agreements, the Related

Agreements will constitute, the legal, valid and binding obligations of the Contributor and the Guarantor, as the case may be, enforceable against each of them in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the Acquiror, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.
     2.3 Authority.
     (a) The Contributor has full corporate power and authority to own and operate the Contributed Assets. The Contributor is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.3 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties or the conduct or nature of its business, makes such qualification, licensing or admission necessary. The name of each director and officer of the Contributor on the date hereof, and the position with the Contributor held by each, are listed in Section 2.3 of the Disclosure Schedule. The Contributor has, prior to the execution of this Agreement, delivered to the Acquiror true and complete copies of its certificate of incorporation and bylaws as in effect on the date hereof.
     (b) The Contributor does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any Person that has an interest, either beneficially or of record, in any of the Contributed Assets (individually, a “Subsidiary”).
     (c) The Guarantor owns, beneficially and of record, all of the outstanding capital stock of the Contributor.
     2.4 No Conflicts.
     The execution and delivery by the Contributor and the Guarantor of this Agreement and the Related Agreements, the performance of their respective obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the applicable certificate of incorporation or bylaws of the Contributor or the Guarantor;
     (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.4 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any License, Law or Order applicable to the Contributor, the Guarantor or any of the Contributed Assets; or
     (c) except as disclosed in Section 2.4 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Contributor or the Guarantor to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Contributor or any of the Contributed Assets.
     2.5 Governmental Approvals and Filings.
     Except as set forth in Section 2.5 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Contributor or the Guarantor is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
     2.6 Books and Records.
     The Assigned Books and Records of the Contributor as provided to the Acquiror prior to the execution of this Agreement are true and complete and have been maintained in accordance with sound business practices.
     2.7 Financial Statements.
     (a) Attached hereto as Section 2.7 of the Disclosure Schedule are true and complete copies of the following financial statements: (i) an audited balance sheet as of, and audited statements of income, cash flow and stockholders’ equity of the Contributor for, the year ended December 31, 2008, (ii) an unaudited balance sheet as of, and unaudited statements of income, cash flow and stockholders’ equity of the Contributor for, the eight months ended August 31, 2009, and (iii) unaudited financial statements relating to the Refinery’s operations as of and for the eight month period ended August 31, 2009 (collectively, the “Financial Statements”).
     (b) The Financial Statements (i) are true, accurate, correct and complete and in accordance with the books and records of the Contributor, (ii) represent bona fide transactions effected in the ordinary course of business, (iii) do not affect any write-ups or write-downs that are not disclosed in the accompanying footnotes, and (iv) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Contributor as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the unaudited Financial Statements to normal year end adjustments and accruals none of which would be material.
     2.8 Absence of Changes.
     Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since August 31, 2009, and except as set forth in Section 2.8 of the Disclosure Schedule there has not been any change, event or development which, individually or together with other such events, could reasonably be expected to have a Material Adverse Effect on the Contributor or the Contributed Assets. Without limiting the foregoing, except as set forth in Section 2.8 of the Disclosure Schedule, there has not occurred between the Financial Statement Date and the date hereof:
     (a) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Contributed Assets in an amount exceeding $25,000 individually or $100,000 in the aggregate;
     (b) any write-off or write-down, or any determination to write off or write down, any of the Contributed Assets in an amount exceeding $25,000 individually or $100,000 in the aggregate;
     (c) any incurrence of a Lien (other than a Permitted Lien) on any Contributed Asset;
     (d) any entering into, or material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Assigned License;
     (e) any capital expenditures or commitments for additions to property, plant or equipment comprising part of the Contributed Assets in an amount exceeding $10,000 individually or $25,000 in the aggregate;
     (f) any other transaction involving or development affecting the Contributed Assets outside the ordinary course of business consistent with past practice; or
     (g) any entering into a Contract or committing to do or engage in any of the foregoing after the date hereof.
     2.9 No Undisclosed Liabilities.
     Except as expressly reflected or reserved against in the balance sheets included in the Financial Statements or in the notes thereto, there are no Liabilities against, relating to or affecting the Contributed Assets other than: (a) Liabilities that, individually or in the aggregate, are not material to the Contributed Assets; or (c) Liabilities otherwise expressly disclosed in Section 2.9 of the Disclosure Schedule.
     2.10 Taxes.
     (a) All Tax Returns required to be filed by or on behalf of the Contributor, the nonfiling or late filing of which could result in a lien or encumbrance on the Contributed Assets or successor or transferee liability for the Acquiror, have been duly filed on a timely basis and such Tax Returns are true, complete and correct. All Taxes owed by the Contributor or any Affiliate of the Contributor, the nonpayment or late payment of which could result in a lien or encumbrance on the Contributed Assets or successor or transferee liability for the Acquiror, have been timely paid in full (whether or not shown on or reportable on such Tax Returns). Taxes which Contributor was required by applicable Law to withhold or collect in respect to the Contributed Assets have been withheld or collected and have been paid or are properly held by Contributor for such payment when due and payable.
     (b) None of the Contributed Assets consists of an equity or other ownership interest in any other Person. None of the Contributed Assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax.
     (c) There have been no waivers or extensions of any statutes of limitations with respect to Taxes of the Contributor which could result in a lien or encumbrance on the Contributed Assets or successor or transferee liability for the Acquiror. There are no Actions or Proceedings pending, or to the Knowledge of the Contributor, threatened, with respect to Taxes or Tax Returns of the Contributor.
     (d) Assuming the Refinery is operated consistent with past practice and the products produced are the same as those produced immediately prior to the Closing Date, the income generated by the Contributed Assets will be “qualifying income” as defined in Section 7704 of the Code.
     2.11 Legal Proceedings.
     Except as disclosed in Section 2.11 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):
     (a) there are no Actions or Proceedings pending or, to the Knowledge of the Contributor, threatened against, relating to or affecting the Contributor or the Contributed Assets;
     (b) there are no Claims or facts, conditions or circumstances that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and
     (c) there are no Orders outstanding against the Contributor that provide for injunctive relief, or with respect to monetary damages, exceed $25,000, and that relate to the Contributed Assets.
     2.12 Compliance With Laws and Orders.
     The Contributor has operated the Contributed Assets in compliance in all material respects with applicable Law. The Contributor is not, and the Contributor has not, at any time within the last three years, been, and has not received any notice that it is or has at any time within the last three years been, in violation of or in default under any Law, Assigned License or Order.
     2.13 Real Property.
     (a) With respect to each such parcel of Owned Real Property: (i) the Contributor has good and marketable title to the Owned Real Property, free and clear of any Liens except for Permitted Liens; (ii) there are no pending or, to the Knowledge of the Contributor, threatened, condemnation proceedings, lawsuits or administrative actions relating to the Owned Real Property; (iii) the legal description for Owned Real Property contained in the deed thereof describes such Owned Real Property fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the Owned Real Property or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classification), and do not encroach on any easement that may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, except as is set forth on Section 2.13 of the Disclosure Schedule, the property is not located within any flood plain or subject to any similar type restriction for which any material Assigned Licenses have not been obtained and access to the property is provided by paved public right of way with adequate curb cuts available; (iv) all facilities have received all approvals of Governmental or Regulatory Authorities (including Licenses) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws; (v) except as set forth in Section 2.13 of the Disclosure Schedule, there are no leases, subleases, Licenses, concessions, easements, servitudes, rights-of-way, encumbrances or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (vi) neither the leases, subleases, Licenses, concessions, easements, servitudes, rights-of-way, encumbrances or Contracts set forth in Section 2.13 of the Disclosure Schedule nor the enforcement of any rights thereunder by any party thereto have or may have a material adverse impact on the Acquiror’s ability to continue to operate the Owned Real Property as a refinery in the same manner as the Contributor has operated the same prior to the Closing Date and (vii) with respect to the easements, licenses and rights-of-way comprising the Owned Real Property, the Contributor has good and marketable title to or interests therein sufficient to enable the Acquiror to use and operate the Contributed Assets in a reasonable and customary manner, free and clear of Liens except Permitted Liens.
     (b) The Contributor has delivered to the Acquiror prior to the execution of this Agreement true and complete copies of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys, easements, licenses, rights of way, restrictions and similar documents, and all amendments thereof, with respect to the Owned Real Property.
     (c) There are no tenants or other parties in possession of any Owned Real Property. No Person has any right to purchase, or holds any right of first refusal to purchase, such properties.
     (d) Except as set forth in Section 2.13 of the Disclosure Schedule, all public utilities, including, without limitation, water and wastewater, have been extended to a boundary line of each tract of the Owned Real Property through adjoining public streets, or if they pass through adjoining private land, do so in accordance with validly existing easements permitting such use, and all installation and connection charges necessary to use such public utilities have been paid in full. All facilities located on the Owned Real Property are supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer as are necessary for their current use, all of which services are in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Owned Real Property. The improvements on the Owned Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of the Contributor, threatened, against any such Owned Real Property or the improvements thereon.
     2.14 Tangible Personal Property; Contributed Assets.
     (a) The Contributed Assets, when coupled with the right vested in the Acquiror to use the Retained Refinery Related Assets pursuant to Section 1.2(c) and the benefits of the Ingress/Egress Easement, are sufficient to conduct the operations at the Refinery in the ordinary course consistent with past practices and there are no other assets that are material to the conduct of the operations at the Refinery. The Contributor is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all Tangible Property included in the Contributed Assets, including all tangible personal property reflected on the balance sheets included in the Financial Statements, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.14 of the Disclosure Schedule, its use complies in all material respects with all applicable Laws and Orders and is in good working condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is now being used in the operations at the Refinery.
     (b) No equity interest in any Person is included in the Contributed Assets.
     2.15 Intellectual Property Rights.
     The Contributor does not own or use any material interests in any Intellectual Property in connection with the ownership or operation of the Contributed Assets, other than off-the-shelf software available from various sources in the ordinary course of business.
     2.16 Contracts.
     There are no Contracts that are material or necessary to the ownership of operation of the Contributed Assets other than the Tolling Agreement.
     2.17 Licenses.
     Section 1.1(d) of the Disclosure Schedule contains a true and complete list of all Licenses and pending applications for Licenses required or used in the operation of the Refinery and the Contributed Assets, setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the date hereof, the Contributor has delivered to the Acquiror true and complete copies of all such Licenses. Except as disclosed in Section 2.17 of the Disclosure Schedule:

     (a) the Contributor owns or validly holds all Assigned Licenses;
     (b) each Assigned License is valid, binding and in full force and effect and is transferable to the Acquiror in accordance with this Agreement;
     (c) the Contributor is not and the Contributor has not received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Assigned License; and
     (d) there has been no indication that any Assigned License may be issued, renewed, modified or revoked on terms or conditions or other than those currently in effect.
     2.18 Insurance.
     Section 2.18 of the Disclosure Schedule contains a true and complete list (including the names of the insurers and the names of the Persons to whom such policies have been issued) of all liability and property insurance policies currently in effect that insure the Contributed Assets or affect or relate to the ownership, use or operation of any of the Contributed Assets and that (a) have been issued to the Contributor or (b) have been issued to any Person (other than the Contributor) for the benefit of the Contributor. Each policy listed in Section 2.18 of the Disclosure Schedule is valid and binding and in full force and effect. All premiums due under such policies have been paid, and neither Contributor nor any other Person to whom such policy has been issued has received any written notice of cancellation, non-renewal or termination in respect of any such policy or is in default thereunder. Neither Contributor nor any other Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 2.18 is denying liability with respect to an unresolved claim thereunder or defending such claim under a reservation of rights clause.
     2.19 Environmental Matters.
     (a) Except as disclosed in Section 2.19 of the Disclosure Schedule, the ownership, use and operation by the Contributor of the Contributed Assets have been, are and will be on the Closing Date, in compliance with all Environmental Laws, and no Environmental Action has been filed, commenced or, to the Contributor’s Knowledge, threatened against Contributor or, to Contributor’s Knowledge, against any of the past owners and operators of the Contributed Assets for failure to so comply or for recovery of any Losses by any Person relating to the Release of Hazardous Materials.
     (b) The Contributor has made timely applications for and received all Environmental Permits required to own and operate the Contributed Assets, such Environmental Permits are valid and in effect and the Contributor is in compliance with such Environmental Permits.
     (c) The Contributor has not disposed of, sent or arranged for the transportation of Hazardous Materials at or to a site, or owned, leased, used or operated a site, that pursuant to CERCLA or any similar or analogous state law, has been placed or is proposed to be placed (by the United State Environmental Protection Agency (the “EPA”) or similar state authority) on the “National Priorities List” or any similar list.
     (d) Except as disclosed in Section 2.19 of the Disclosure Schedule, the Contributor has not been identified by EPA or similar state authority as a potentially responsible party under CERCLA or any similar or analogous state law with respect to any site.
     (e) Except as disclosed in Section 2.19 of the Disclosure Schedule, no Hazardous Material has been generated, transported or disposed of by or on behalf of the Contributor at any site for which Environmental Law requires (i) notice to any Person, (ii) further investigation, or (iii) any form of response action.
     (f) Section 2.19 of the Disclosure Schedule lists all underground storage tanks located on the Owned Real Property. The Contributor has secured all necessary Environmental Permits for said tanks and there have been no Releases from said tanks for which Environmental Law requires (i) notice to any Person, (ii) further investigation or (iii) any form of response action.
     (g) Except as set forth on Section 2.19 of the Disclosure Schedule, no Release, or to the Knowledge of the Contributor, threat of Release of Hazardous Materials has occurred or is occurring at, on, upon, into or from the Owned Real Property.
     (h) Except as set forth on Section 2.19 of the Disclosure Schedule, no Release, or to the Knowledge of Contributor, threat of Release of Hazardous Materials has occurred or is occurring at, on, upon, from or in any real property in the vicinity of the Owned Real Property, which by way of migration or transport through the soil, groundwater or surface water have come, or could reasonably be expected to come, to be located at, on, upon or under the Owned Real Property, except as could not reasonably be expected to have a Material Adverse Effect on the Contributor or the Contributed Assets.
     (i) Except as set forth on Section 2.19 of the Disclosure Schedule, the Contributor has not agreed to or assumed any responsibility or liability relating to environmental or health and safety matters under any lease, purchase agreement, sale agreement, joint venture or any similar agreement relating to the Contributed Assets.
     (j) The Contributor has identified and made available to the Acquiror all environmental investigations, studies, audits, tests and other analyses, whether in draft or final form, conducted by or for or in the possession of the Contributor in relation to the Contributed Assets.
     2.20 Substantial Customers.
     (a) Section 2.20 of the Disclosure Schedule lists the ten largest refining customers of the Contributor, on the basis of actual revenues for services provided in 2008 and through the eight months ended August 31, 2009.

     (b) No such customer has ceased or materially reduced its use of the refinery services of the Contributor since August 31, 2009 or, to the Knowledge of the Contributor, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.
     (c) Except for relationships with Affiliates, and except for the passive ownership of publicly traded securities that constitute less than 2% of any Person, with respect to the Contributed Assets, neither the Contributor nor any director, officer or employee of the Contributor possesses, directly or indirectly, any financial interest in any Person that is a supplier, customer, lessor, lessee or competitor of the Contributor.
     2.21 No Powers of Attorney.
     The Contributor does not have any powers of attorney or comparable delegations of authority outstanding with respect to any Contributed Asset.
     2.22 Solvency.
     The Contributor (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the transfers contemplated by this Agreement, (iv) is capable of paying its debts as they mature, (v) will remain capable of repaying its debts as they mature after effecting such transfers and (vi) is receiving a reasonably equivalent value in exchange for the Contributed Assets. The transfer of the Contributed Assets is not wrongful or fraudulent with respect to the Contributor’s creditors and no creditor shall be entitled to bring any claim under any Law against the Contributor or the Acquiror with respect to such transfer, except related to the Post-Closing Liabilities.
     2.23 Government Contracts.
     The Contributor does not have any Contracts with any agency of the federal government of the United States or any state or local governmental authority that relate to the Contributed Assets.
     2.24 Performance of Refining and Other Activities.
     The Contributed Assets, together with the right to use the Retained Refinery Related Assets, are, in and of themselves, sufficient to adequately perform the services generally expected of a refinery for naphthenic lubricants, distillates, asphalt flux and other intermediate cuts (the “Product”) and the facilities transferred to Acquiror are reasonably suited to perform services for the storage of crude oil and its refining into various grades and quantities of the Product.
     2.25 Investment Representations.
     The Contributor is an “accredited investor” within the meaning of the federal securities laws. The Contributor has been provided with all of the information concerning the business, operations, financial condition, results of operations and prospects of the Parent and its subsidiaries and Affiliates, including information which is reflected in the Parent’s periodic filings with the Securities and Exchange Commission, as is necessary for the Contributor to make an informed investment decision with respect to its taking consideration in the form of the Units. The Contributor is of sufficient financial resources that it is able to bear the risks of ownership of the Units, including the complete loss of the value thereof. The Contributor is accepting the Units for investment purposes only and not with a view to any distribution thereof within the meaning of the federal and state securities laws and understands that any Units delivered to the Contributor hereunder shall be “restricted securities” within the meaning of federal and state securities laws and that such Units will not be freely tradable and may not be sold, pledged, gifted or otherwise transferred or disposed of unless any such transaction is registered or qualified under applicable federal and state securities laws or such transaction is exempt from such registration or qualification as evidenced by a written opinion of counsel addressed to the Parent, which counsel and opinion shall be acceptable to the Parent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
     In order to induce the Guarantor and the Contributor to enter into this Agreement, the Acquiror and the Parent, hereby, jointly and severally, make the representations and warranties set forth below. Except as set forth in those sections of the Disclosure Schedule corresponding to the sections below:
     3.1 Organization.
     Each of the Acquiror and the Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Acquiror and the Parent has full limited partnership power, authority and capacity to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
     3.2 Execution and Delivery.
     The execution, delivery and performance of this Agreement and the Related Agreements by each of the Acquiror and the Parent and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the general partner of the Acquiror and the Parent, and no other action on the part of the Acquiror is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Acquiror and the Parent and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Acquiror and the Parent and constitutes, and upon the execution and delivery by the Acquiror and the Parent of the Related Agreements, the Related Agreements will constitute, legal, valid and binding obligations of the Acquiror and the Parent, as the case may be, enforceable against the Acquiror and the Parent in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.

     3.3 Authority.
     The Parent and the Acquiror each have full limited partnership power and authority to conduct the business thereof as and to the extent now conducted and to own, use and lease its Assets and Properties.
     3.4 No Conflicts.
     The execution and delivery by the Parent and the Acquiror of this Agreement and the Related Agreements, the performance of their respective obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Parent or the Acquiror;
     (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Parent or the Acquiror or any of their respective Assets or Properties; or
     (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Parent or the Acquiror to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Parent or the Acquiror or any of its assets or properties under any Contract or License to which the Acquiror is a party or by which any of the Parent’s or the Acquiror’s Assets or Properties is bound.
     3.5 Governmental Approvals and Filing.
     No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Acquiror is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
     3.6 Units.
     The Units, when issued and delivered to the Contributor pursuant to this Agreement, (i) shall have been approved by all necessary partnership action on the part of the Parent, (ii) shall have been issued and delivered in accordance with, and entitled to the rights and benefits specified in, the terms of the applicable governing documents of the Parent, and (iii) shall be duly authorized and validly issued and will be fully paid and nonassessable, except as such nonassessability may be affected by matters fully disclosed in the Parent’s public filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

     3.7 Parent Disclosures.
     The Parent’s Form 10-K for the year ended December 31, 2008, as supplemented by its subsequent Forms 10-Q and Forms 8-K, in each case as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, do not contain any material misstatements or omissions.
ARTICLE IV
COVENANTS
     4.1 Confidentiality.
     Each of the parties hereto agrees that it shall, and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all data and information obtained by them from the other parties hereto (unless such information is required, in legal counsel’s written opinion, to be disclosed in legal or administrative proceedings) and shall not, and shall ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, except as required by The Nasdaq Global Select Market, the Securities and Exchange Commission or by Law (in legal counsel’s written opinion), disclose such information to others without the prior written consent of the party from which such data or information was obtained.
     4.2 Reacquisition Option.
     (a) Beginning on October 12, 2011, and continuing for 180 days thereafter (the “Option Period”), the entirety of the Contributed Assets will be subject to an option to reacquire all of the Contributed Assets, and not just a portion thereof, from the Acquiror on the terms set forth in this Section 4.2 (the “Reacquisition”), which option shall be vested in and exercisable (x) in the first instance, by the Guarantor (or, if directed by the Guarantor, the Contributor; it being understood that that references to the Guarantor in this Section 4.2 shall be deemed to include the Contributor if the Contributor is directed by the Guarantor to exercise such option) in its sole and exclusive discretion during the first 60 days of the Option Period, and (y) in the second instance, if the Guarantor does not elect to exercise such option during such initial 60 day period, the option shall be vested in and exerciseable by Scott D. Martin (“Mr. Martin”) in his sole and exclusive discretion during the remaining number of days (up to 120 days) included in the Option Period. If, in the first instance, the Guarantor does not elect to pursue the Reacquisition during and prior to the expiration of the first 60 days of the Option Period, it shall provide written notice of such determination to Mr. Martin (the “Guarantor Refusal Notice”). Upon receipt of the Guarantor Refusal Notice from the Guarantor, or upon the expiration of the first 60 days of the Option Period coupled with the failure of the Guarantor either to have elected to pursue the Reacquisition (pursuant to the notice procedures specified in clause (c) below) or delivered the Guarantor Refusal Notice to Mr. Martin, then Mr. Martin, in the second instance, will be vested with the same option to elect to effect the Reacquisition during the remaining number of days (up to 120 days) included in the Option Period. In the event that the Guarantor or Mr. Martin, as applicable, does not timely elect to exercise its respective right to pursue the Reacquisition during and prior to the expiration of the Option Period pursuant to the delivery of the Option Exercise Notice specified in clause (c) below, or upon the timely election to pursue the Reacquisition, such electing party is then unable to or does not consummate the Reacquisition strictly in accordance with the time periods set forth in this Section 4.2, then all such option and Reacquisition rights will automatically cease to exist and be of no further force or effect except with respect to remedies relating to a default by such party after its exercise of the option, which remedies shall survive. The remaining provisions of this Section 4.2 shall be interpreted on a basis that is consistent with the intentions of this clause (a).
     (b) Any Reacquisition shall be subject to the satisfaction of each of the following conditions, which must be true on the date of the notice of exercise of such option by either the Guarantor or Mr. Martin, as applicable, under this Section 4.2 and on the closing date of the Reacquisition:
     (i) the Reacquisition must be made in compliance with the terms of the Amended and Restated Agreement of Limited Partnership of the Parent, as then amended;
     (ii) the Reacquisition must result, on a proforma basis, in an increase in the Parent’s anticipated distributable cash flow (calculated in accordance with the Parent’s customary practices) per outstanding limited partnership unit of the Parent during the 12 month period beginning at the anticipated closing of the Reacquisition when compared to the Parent’s anticipated distributable cash flow (calculated in accordance with the Parent’s customary practices) per outstanding limited partnership unit of the Parent during the same 12 month period assuming that no Reacquisition will have occurred;
     (iii) the Reacquisition shall not result in default under any Contract related to Indebtedness of the Parent or the Acquiror; and
     (iv) Reacquisition must be at fair market value.
     (c) Any election by the Guarantor or Mr. Martin, as applicable, to effect the Reacquisition must be effected by written notice submitted to the Parent and the Acquiror during and prior to the expiration of the Option Period (the “Option Exercise Notice”). The applicable party that elects to effect the Reacquisition (either the Guarantor or Mr. Martin) shall also provide a courtesy copy of such Option Exercise Notice to the Contributor (unless the Contributor is the party exercising the option) and to either the Guarantor or Mr. Martin, as applicable, and to Mr. John Gaylord, Chairman of the Conflicts Committee of Parent. Any Option Notice must (i) state the Guarantor’s or Mr. Martin’s, as applicable, assertion of the fair market value of the Contributed Assets as of the anticipated closing date of the Reacquisition, and (ii) specify the form and dollar amount of consideration to be offered by the Guarantor or Mr. Martin, as applicable, to the Parent and the Acquiror in connection with the Reacquisition, which consideration must equate to such fair market value and may consist of cash, any units of the Parent held by the Guarantor or its subsidiaries or by Mr. Martin, as applicable, or other cash equivalents (provided, however, that any consideration other than cash shall be reasonably acceptable to the Parent).

     (d) During the 120 day period following the Parent’s receipt of the Option Exercise Notice from the Guarantor or Mr. Martin, as applicable, the Parent and the Guarantor, the Contributor or Mr. Martin, as applicable, shall then negotiate in good faith in an effort to mutually agree upon the fair market value of the Contributed Assets on the anticipated closing date of the Reacquisition. If the parties are unable to agree on a value, such period may be extended by mutual consent for a series of 30-day periods wherein the parties agree to continue to attempt, in good faith, to determine the fair market value. When one or both parties elect end the discussions at the expiration of the initial 120-day period or at the end of any respective 30-day extension, the determination of fair market value shall be determined using the method identified in (e) below.
     (e) In the event that the Parent and the Guarantor or Mr. Martin, as applicable, are unable to reach a mutual agreement within the 120-day period referenced in (d) above as to the fair market value of the Contributed Assets on the anticipated closing date of the Reacquisition, then the determination of such fair market value shall be submitted to three independent valuation experts (the “Appraisers”) with documented experience in valuing assets similar to the Contributed Assets as follows: (i) one Appraiser shall be selected by the Guarantor or Mr. Martin, as applicable, (ii) one Appraiser shall be selected by the Parent, and (iii) one Appraiser shall be selected by the mutual agreement of the Appraisers selected by the Guarantor or Mr. Martin, as applicable, and the Parent. The Appraisers selected by the Guarantor or Mr. Martin, as applicable, and the Parent shall be selected within ten days following the commencement of the process contemplated by this clause (d) and the third Appraiser shall be selected by the mutual agreement of the other two Appraisers within ten days following their selection. Following the selection of the third Appraiser in accordance with the foregoing procedures, the three selected Appraisers shall have 120 days to determine the agreed upon fair market value of the Contributed Assets as of the anticipated closing date of the Reacquisition, an agreement by any two of the Appraisers as to a fair market value shall be determinative.
     (f) Any determination as to fair market value of the Contributed Assets as of the anticipated closing date of the Reacquisition pursuant to the procedures specified in clauses (b) or (c) above, as applicable, shall be binding upon the Parent, the Acquiror, the Contributor and the Guarantor or Mr. Martin, as applicable, for all purposes.
     (g) Upon the determination of the fair market value of the Contributed Assets as of the anticipated closing date of the Reacquisition (whether through mutual agreement of the parties or by the Appraisers), the Parent and the Guarantor or Mr. Martin, as applicable, shall negotiate in good faith the final documentation relating to the Reacquisition and close the Reacquisition within 180 days following the determination of the fair market value of the Contributed Assets as noted above.
     (h) Each of the parties hereto acknowledge that the other parties would be irreparably damaged in the event that any of the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek preliminary and permanent injunctive relief to prevent breaches of the provisions of this Section 4.2 by other parties hereto without the necessity of proving actual damages or of the posting of any bond, and to enforce specifically the terms and provisions of this Section 4.2, which rights shall be cumulative and in addition to any other remedy to which the parties hereto be entitled hereunder or at Law or equity.
     4.3 Cooperation by the Parties.
     (a) Access to Records. The parties acknowledge and agree that after the Closing, the Guarantor and the Contributor or their respective successors may need access to information or documents in the control or possession of the Parent and the Acquiror for the purpose of preparing or filing Tax Returns. The Parent and the Acquiror shall reasonably cooperate in connection with, and, during normal business hours, make available for inspection and copying by, the Guarantor and the Contributor or their respective its successors or representatives, upon prior written request and at their sole cost and expense, such records and files of the Guarantor or the Contributor included in the Contributed Assets reasonably necessary to facilitate the purposes of the preceding sentence; provided, however, that the Parent and the Acquiror shall be entitled to require the Guarantor and the Contributor, its successors and representatives to execute and deliver reasonable confidentiality agreements in favor of the Acquiror with respect to such records and files and any other information delivered to such Persons pursuant to this Section 4.3(a).
     (b) Cooperation with Respect to Examinations and Controversies. The Parent, the Acquiror, the Guarantor and the Contributor shall use all reasonable efforts to cooperate with each other and their respective representatives, in a prompt and timely manner, in conjunction with any inquiry, audit, examination, investigation, dispute or litigation involving any Tax Return (collectively, the “Tax Disputes”) relating to the Contributed Assets and relating to any federal, state or local Taxes (i) filed or required to be filed by or for the Guarantor or the Contributor for any taxable period beginning before the Closing Date, or (ii) filed or required to be filed by or for the Parent or the Acquiror for any taxable period ending after the Closing Date. Notwithstanding anything to the contrary herein, the Contributor shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances prior to the Closing, and the Acquiror shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances after the Closing. Such cooperation shall include, but not be limited to, making available to one another during normal business hours, and within ten days of any reasonable request therefor, all books, records and information, and the assistance of all officers and employees, reasonably required in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter. The parties hereto agree to conduct any investigation or examination hereunder without causing any material interference or disruption of the operations of the business of any other party hereto or their Affiliates. The Contributor will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Taxes for all taxable years or periods (or portions thereof) ending on or prior to the Closing Date.

     (c) Cooperation Regarding Environmental Compliance. Contributor shall prepare, at its cost, or, if already prepared, shall reasonably cooperate with Acquiror and Parent to provide Acquiror with copies of existing environmental and related reports and other relevant information, studies and surveys reasonably within Contributor’s possession or prepared on behalf of or provided to Contributor relating to each of the following:
     (i) Its evaluation (together with a copy of any report) of the steps taken in assessing the applicability of the new EPA Greenhouse Gas Rule;
     (ii) A report detailing the size and capability of each heater and boiler and emissions from each heater and boiler;
     (iii) A report and a copy of any protocols regarding use of flares and flaring events;
     (iv) An evaluation of any Leak Detection and Repair programs employed at the refinery and written protocols for conducting the program (if an LDAR is not in place, then a time-table acceptable to Acquiror by which one will be put in place);
     (v) An assessment of the amount of benzene and benzene waste produced or resulting from refinery operations including documentation of the proper disposal of such waste;
     (vi) Information regarding actions taken or to be taken in response to findings in the Seepage Report;
     (vii) Confirmation that it has notified or spoken with and a detailed summary of the communications with ADEQ regarding the transfer of perunits for operation of the Contributed Assets.
ARTICLE V
INDEMNIFICATION
     5.1 Indemnification by the Contributor and the Guarantor.
     Solely for the purpose of indemnification under this Section 5.1, the representations and warranties of the Contributor and the Guarantor in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to Section 5.8, from and after the Closing Date, the Contributor and Guarantor, jointly and severally, hereby agree to indemnify, defend and hold harmless the Acquiror and the Parent and their respective subsidiaries, managers, directors, officers, members, shareholders, employees and agents (the “Acquiror Indemnitees”) from and against, and shall reimburse the Acquiror Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Acquiror Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation of the following:
     (a) any breach of or inaccuracy in any representation or warranty on the part of the Contributor or the Guarantor under this Agreement (including the Disclosure Schedule) or any Related Agreement furnished or to be furnished to the Acquiror by the Contributor or the Guarantor;
     (b) any non-fulfillment of any indemnity, covenant or agreement on the part of the Contributor or the Guarantor under this Agreement or any Related Agreement;
     (c) the Pre-Closing Liabilities;
     (d) any violation of any Environmental Law and the implementation of those or similar laws, rules or regulations at the state and local level with respect to matters, occurrences or incidents arising or alleged to have arisen prior to the date of Closing with respect or related to the Contributed Assets; and
     (e) any violation of any Environmental Law and the implementation of those or similar laws, rules or regulations at the state and local level with respect to matters, occurrences or incidents arising or alleged to have arisen at any time or from time to time with respect or related to the Retained Assets.
     It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any claimant or Governmental or Regulatory Authority for such Losses to be indemnifiable under this Article V.
     5.2 Indemnification by the Acquiror.
     Solely for the purpose of indemnification under this Section 5.2, the representations and warranties of the Acquiror and the Parent in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to Section 5.8, from and after the Closing Date, the Acquiror and the Parent, jointly and severally, hereby agree to indemnify, defend and hold harmless the Guarantor and the Contributor and their respective subsidiaries, managers, directors, officers, members, shareholders, employees and agents (the “Contributor Indemnitees”) from and against, and shall reimburse the Contributor Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Contributor Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation of the following:
     (a) any breach of or inaccuracy in any representation or warranty on the part of the Parent or the Acquiror under this Agreement (including the Disclosure Schedule)

or any Related Agreement furnished or to be furnished to the Contributor by the Acquiror;
     (b) any non-fulfillment of any indemnity, covenant or agreement on the part of the Parent or the Acquiror under this Agreement or any Related Agreements; and
     (c) the Post-Closing Liabilities; and
     (d) any violation of any Environmental Law and the implementation of those or similar laws, rules or regulations at the state and local level with respect to matters, occurrences or incidents initially arising or alleged to have arisen after the date of Closing with respect or related to the Contributed Assets.
     5.3 Procedures for Indemnification.
     (a) If there occurs an event that either party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the party seeking indemnification (the “Indemnitee”) shall promptly provide notice (the “Notice of Claim”) to the other party or parties obligated to provide indemnification (the “Indemnifying Party”). Providing the Notice of Claim shall be a condition precedent to any Liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnitee and it shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such action by all appropriate proceedings. The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnitee from all Liability in respect to such claim or litigation or that does not solely require the payment of money damages by the Indemnifying Person. The Indemnifying Party agrees to afford the Indemnitee and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental or Regulatory Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnitee, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnitee or (ii) injunctive relief affecting the Indemnitee.
     (b) Upon receipt of a Notice of Claim, the Indemnifying Party shall have 20 calendar days (or such shorter period as may be appropriate under the circumstances) to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such 20 day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such 20 day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.
     (c) If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume, at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without soliciting the views of the Indemnifying Party and giving them due consideration.
     (d) The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article that are not paid within five business days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of 10% per annum, not to exceed the maximum nonusurious rate allowed by applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.
     5.4 Survival.
     (a) The liability of the Contributor and the Guarantor for their indemnification obligations arising under Section 5.1 shall be limited to claims for which an Acquiror

Indemnitee delivers written notice to the Contributor or the Guarantor on or before the 12 month anniversary of the Closing Date; provided, however, that any indemnification obligation relating to (i) Sections 2.2, 2.3, 2.19 and 6.13 and any claims with respect to title to the Contributed Assets and Pre-Closing Liabilities shall not be limited as to time, (ii) Section 2.10 and shall be limited to claims for which an Acquiror Indemnitee delivers written notice to the Contributor or the Guarantor on or before the 30 month anniversary date of the Closing Date, and (iii) the non-fulfillment of any covenant or agreement shall be limited to claims for which an Acquiror Indemnitee delivers written notice to the Contributor or the Guarantor on or before the date at which performance of the covenant is no longer required.
     (b) The liability of the Parent and the Acquiror for their indemnification obligations arising under Section 5.2 shall be limited to claims for which a Contributor Indemnitee delivers written notice to the Parent or the Acquiror on or before the 12 month anniversary of the Closing Date; provided, however, that any indemnification obligation relating to (i) Post-Closing Liabilities and Sections 3.2, 3.3, and 6.13 shall not be limited as to time, and (ii) the non-fulfillment of any covenant or agreement shall be limited to claims for which an Contributor Indemnitee delivers written notice to the Parent or the Acquiror on or before the date at which performance of the covenant is no longer required.
     (c) All covenants and agreements contained in this Agreement shall survive for the applicable period required for their performance.
     5.5 Limitations on Indemnification.
     No Indemnifying Party hereto shall have any liability with respect to, or obligation to indemnify for, Losses under Article V hereof unless the aggregate amount of Losses for which such Indemnifying Party would, but for the provisions of this Section 5.5, be liable exceeds, on an aggregate basis, $500,000, it being agreed that in such event the Indemnifying Party’s obligations under Article V hereof will take such threshold into account as a deductible and the Indemnitee will be entitled to receive only amount of such Losses in excess of such threshold; provided, however, that such threshold shall not apply to losses related to title to the Contributed Assets, the Pre-Closing Liabilities, the Post-Closing Liabilities, Taxes or any of the matters described in Sections 2.2, 2.3, 2.10, 2.19, 3.2, 3.3, 5.1(b), 5.2(b) and 6.13 hereof. Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Contributor and the Guarantor, on the one hand, and of the Parent and the Acquiror, on the other hand, shall not exceed $3,000,000; provided, however, that such limitation shall not apply to any breaches asserted with respect to Sections 2.2, 2.3, 2.19, 3.2 or 3.3 or any claims with respect to title to the Contributed Assets, the Pre-Closing Liabilities or the Post-Closing Liabilities, in which case the maximum indemnification liability of the Contributor and the Guarantor, on the one hand, and the Parent and the Acquiror, on the other hand, shall not exceed $45,000,000. The Parties confirm that the indemnities and their terms contained herein are not subject to or qualified by limitations and qualifications of the indemnities set forth in the Omnibus Agreement.

     5.6 Inconsistent Provisions.
     The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement or the Related Agreements.
     5.7 Right to Indemnification Not Affected by Knowledge.
     The right to indemnification in accordance with the provisions of this Article will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement or any Related Agreement.
     5.8 SCOPE AND EXPRESS NEGLIGENCE AND STRICT LIABILITY.
          THE INDEMNITIES HEREIN ARE INDEPENDENT OF, AND WILL NOT BE LIMITED BY, EACH OTHER OR THE COMPARATIVE NEGLIGENCE LAWS OF THE STATE OF TEXAS.
          THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, JOINT, CONCURRENT, COMPARATIVE, ACTIVE OR PASSIVE OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY. WHILE THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNIFICATION OF A PARTY FOR ITS SIMPLE NEGLIGENCE, IN NO EVENT WILL THESE INDEMNITIES REQUIRE ONE PARTY TO INDEMNIFY, DEFEND OR HOLD THE OTHER PARTY HARMLESS FOR SUCH OTHER PARTY’S GROSS NEGLIGENCE, ITS WANTON AND WILLFUL MISCONDUCT, OR FRAUD.
ARTICLE VI
MISCELLANEOUS
     6.1 Expenses.
     Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including, without limitation, the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the Related Agreement and the transactions contemplated hereby and thereby shall be borne by the Acquiror, in the case of costs and expenses incurred by the Acquiror, and by the Contributor in the case of costs and expenses incurred by the Contributor.

     6.2 Notices.
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:
(a) If to the Acquiror or the Parent to:
Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662
Attention: Chris Booth
Telephone: (903) 983-6200
Telecopy: (903) 983-6262
with a copy to:
Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, Texas 75201
Attention: C. Neel Lemon
Telephone: (214) 953-6954
Telecopy: (214) 661-4954
with a further copy to:
Munsch Hardt Kopf & Harr, P.C.
3800 Lincoln Plaza
500 N. Akard Street
Dallas, Texas 75201-6659
Attention: A. Michael Hainsfurther
Telephone: (214) 855-7567
Telecopy: (214) 978-4356
and a further copy to:
John Gaylord
5851 San Felipe, Suite 900
Houston, Txas 77057
Telephone: (713) 974-5000
(b) If to the Contributor or the Guarantor to:
Martin Resource Management Corporation
4200 Stone Road
Kilgore, Texas 75662

Attention: Chris Booth
Telephone: (903) 983-6200
Telecopy: (903) 983-6262
with a copy to:
Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, Texas 75201
Attention: C. Neel Lemon
Telephone: (214) 953-6954
Telecopy: (214) 661-4954
Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
     6.3 Amendments.
     No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.
     6.4 Waiver.
     The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement or the Related Agreements shall be deemed or shall constitute a waiver of any other provision hereof or thereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     6.5 Headings.
     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.6 Nonassignability.
     This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of all parties hereto; provided, however, that the parties specifically consent to an assignment by the Acquiror to an Affiliate of the Acquiror.
     6.7 Parties in Interest.
     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied,

is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.
     6.8 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and shall become effective when one or more counterparts have been signed by each of the parties hereto.
     6.9 Governing Law; Consent to Jurisdiction.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. Each of the parties hereto agrees that any Action or Proceeding brought to enforce the rights or obligations of any party hereto under this Agreement shall be commenced and maintained in any court of competent jurisdiction located in Harris County, Texas, and that any Texas State court sitting in Harris County, Texas or the United States District Court for the Southern District of Texas sitting in Harris County, Texas shall have exclusive jurisdiction over any such Action or Proceeding brought by any of the parties hereto. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 6.2 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any Action or Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.
     6.10 Severability.
     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.
     6.11 Entire Agreement.
     This Agreement and the exhibits and schedules hereto and the Related Agreements constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

     6.12 English Language.
     This Agreement, the Related Agreements and all notices or other communications in connection herewith or therewith shall only be in the English language.
     6.13 Brokers.
     In addition to the obligations set forth in Article V hereof, each party shall indemnify and hold the other parties harmless from and against any agent or holder claiming by or through it for any fee or other compensation due or allegedly due that broker or agent. The obligations under this Section 6.13 shall be subject to the limitations on liability contained in Article V hereof.
ARTICLE VII
DEFINITIONS
     7.1 Definitions.
     As used herein, the following terms have the meanings set forth below:
     “Agreement” has the meaning set forth in the Preamble.
     “Acquiror” has the meaning set forth in the Preamble.
     “Acquiror Indemnitees” has the meaning set forth in Section 5.1.
     “Actions or Proceedings” means any action, suit, proceeding, arbitration or any investigation or audit by any Governmental or Regulatory Authority.
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
     “Appraisers” has the meaning set forth in Section 4.2.
     “Asset Allocation” has the meaning set forth in Section 1.7.
     “Assets and/or Properties” of any Person means all assets and/or properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
     “Assigned Books and Records” has the meaning set forth in Section 1.1(c).
     “Assigned Licenses” has the meaning set forth in Section 1.1(e).
     “Bill of Sale” has the meaning set forth in Section 1.10.
     “Books and Records” means all documents instruments, papers, books and records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the ownership of the Contributed Assets, including, without limitation, financial statements, Tax Records (including Tax Returns), ledgers, minute books, copies of Contracts, Licenses and Permits, operating data and environmental studies and plans.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
     “Claim” means any action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim, Environmental Action or demand.
     “Closing” has the meaning set forth in Section 1.9.
     “Closing Date” has the meaning set forth in Section 1.9.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” means the Common Units of the Parent.
     “Contest Notice” has the meaning set forth in Section 5.3(b).
     “Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or agreement (whether written or oral).
     “Contribution” has the meaning set forth in the Recitals.
     “Contributed Assets” has the meaning set forth in Section 1.1.
     “Contribution Consideration” has the meaning set forth in Section 1.6.
     “Contributor” has the meaning set forth in the Preamble.
     “Contributor Indemnitees” has the meaning set forth in Section 5.2.
     “Deed” has the meaning set forth in Section 1.10.
     “Disclosure Schedule” means the schedules attached hereto and incorporated herein by reference of the Contributor, the Guarantor and the Acquiror as appropriate in the context and as referenced throughout this Agreement.
     “Environmental Action” means any administrative, regulatory or judicial action, suit, demand, Claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement by any Person relating in any way to any Environmental Law or any Environmental Permit.
     “Environmental Laws” means any applicable federal, state or local law, statute, rule, regulation, ordinance or judicial or administrative decision or interpretation in effect on the date of this Agreement relating to the environment, human health or safety, pollution or other environmental degradation or Hazardous Materials, specifically including, without limitation,

CERCLA 42 USC §9601 et seq., RCRA 42 USC 6901 et seq., CAA 42 USC § 7401 et seq., CWA 33 USCA § 1251 to 1387 and TSCA 15 USCA § 2601 to 2695d.
     “Environmental Permit” means any permit, approval, consent, identification number, certificate, registration, license or other authorization required under any Environmental Law.
     “EPA” has the meaning set forth in Section 2.19(c).
     “Financial Statements” has the meaning set forth in Section 2.7(a).
     “GAAP” means United States generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards).
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.
     “Guarantor” has the meaning set forth in the Preamble.
     “Guarantor Refusal Notice” has the meaning set forth in Section 4.2 (a).
     “Hazardous Materials” means (a) petroleum or petroleum products, fractions, derivatives or additives, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials and radon gas, (b) any substances defined as or included in the definition of “hazardous wastes,” “hazardous materials,” “hazardous substances,” “extremely hazardous substances,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” toxic chemicals or “toxic pollutants,” “contaminants” or “pollutants” or words of similar import under any Environmental Law, (c) radioactive materials, substances and waste, and radiation, and (d) any other substance exposure to which is regulated under any Environmental Law or could give rise to Liability under common law.
     “Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.
     “Indemnifying Party” has the meaning set forth in Section 5.3(a).
     “Indemnitee” has the meaning set forth in Section 5.3(a).
     “Ingress/Egress Easement” has the meaning set forth in Section 1.2(d).
     “Insurance Proceeds” has the meaning set forth in Section 1.1(f).
     “Intellectual Property” means all patents, copyright registrations, trademark and service mark registrations, applications for any of the foregoing, and whether or not registered, all designs, copyrights, trademarks, service marks, trade names, secret formulae, trade secrets, secret processes, computer programs, source codes and confidential information, including all rights to any such property that is owned by and licensed from others and any goodwill associated with any of the above.
     “Investment Assets” means all debentures, notes and other evidence of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnership, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Contributor and issued by any Person other than the Contributor (other than trade receivables generated in the ordinary course of business).
     “Knowledge of the Contributor,” “the Contributor’s Knowledge,” “Known to the Contributor,” or other like words mean the knowledge of the Ruben S. Martin, Robert D. Bondurant, Donald R. Neumeyer and Chris Booth, after due inquiry.
     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority and “Laws” includes, without limitation, all Environmental Laws.
     “Liabilities” means all Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.
     “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, Environmental Permits and similar consents granted or issued by any Person and are associated with or necessary to operate the Contributed Assets in the manner they are currently operated.
     “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claims, levy, charge, option, right of first refusal, charges, debentures, indentures, deeds of trust, easements, rights-of-way, restrictions, encroachments, licenses, leases, permits, security agreements or other encumbrance of any kind and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.
     “Loss” or “Losses” means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, award, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with, respect to compliance with the requirements of environmental law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.
     “Material Adverse Effect” means with respect any Person, material adverse changes in or effects on the business, assets, financial condition, results of operations or prospects of such Person.
     “Mortgagee Policy” has the meaning set forth in Section 1.11(a)(ii).
     “Mr. Martin” has the meaning set forth in Section 4.2(a).
     “Noncompetition Agreement” has the meaning set forth in Section 1.11(b).
     “Notice of Claim” has the meaning set forth in Section 5.3(a).
     “Notice of Liability” has the meaning set forth in Section 5.3(b).
     “Omnibus Agreement” means the Omnibus Agreement, dated November 1, 2002, among the Acquiror, Guarantor, Parent and Martin Midstream GP LLC.
     “Option Election Notice” has the meaning set forth in Section 4.2.
     “Option Period” has the meaning set forth in Section 4.2.
     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
     “Owned Real Property” has the meaning set forth in Section 1.1(b).
     “Owner’s Policy” has the meaning set forth in Section 1.11(a)(ii).
     “Parent” has the meaning set forth in the Preamble.
     “Permitted Lien” means (a) any Lien for Taxes incurred in the ordinary course of business not yet due and for which adequate reserves have been established on the Financial Statements, (b) liens in favor of landlords, carriers, warehousemen, mechanics, workmen and materialmen and statutory construction or similar liens arising by operation of law or incurred in the ordinary course of business for sums not yet due or that are being contested in good faith as to which adequate reserves exist (to the extent such reserves are required by GAAP), (c) water rights or claims or title to water, whether or not shown by the public records, (d) any Lien created by the Acquiror, (e) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (f) rights reserved to or vested in any Governmental or Regulatory Authority to control or regulate any real property or interests therein in any manner, and all Laws of any Governmental or Regulatory

Authority, and (g) matters of title respecting the Owned Real Property shown on the Title Policy and the Survey.
     “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association of Governmental or Regulatory Authority.
     “Pre-Closing Liabilities” means all Liabilities of the Contributor, whether or not disclosed to the Acquiror, that, directly or indirectly, relate to, result from or arise out of, facts, conduct, conditions or circumstances in existence on or before the Closing Date, including, without limitation, all Liabilities listed in Section 1.4 of this Agreement.
     “Post-Closing Liabilities” has the meaning set forth in Section 1.3(b).
     “Refinery” has the meaning set forth in the Recitals.
     “Related Agreements” means the Bill of Sale, the Deed, the Noncompetition Agreement, the Tolling Agreement, the Omnibus Agreement and any other agreement, certificate or similar document executed pursuant to this Agreement.
     “Release” means the presence, release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through the air, soil, surface water, ground water or property other than as specifically authorized by (and then only to the extent in compliance with) all Environmental Laws and Environmental Permits.
     “Retained Assets” has the meaning set forth in Section 1.2.
     “Retained Refinery Related Assets” has the meaning set forth in Section 1.2(b).
     “Subordinated Units” means the Class B Subordinated Units of the Parent to be established by Parent prior to the Closing.
     “Subsidiary” has the meaning set forth in Section 2.3(b).
     “Survey” has the meaning set forth in Section 1.11(a)(iii).
     “Tangible Property” has the meaning set forth in Section 1.1(a).
     “Tax Disputes” has the meaning set forth in Section 4.2(b).
     “Taxes” means any and all taxes, fees, levies, duties, tariffs, import and other charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income taxes, alternative or add-on minimum taxes, gross income taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, franchise taxes, profits taxes, license taxes, transfer taxes, recording taxes, escheat taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profit taxes, environmental taxes, custom duty taxes or other governmental fees or other like assessments or charges of any kind whatsoever.
     “Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
     “Title Company” has the meaning set forth in Section 1.11(a)(ii).
     “Title Commitment” has the meaning set forth in Section 1.11(a)(ii).
     “Title Policies” has the meaning set forth in Section 1.11(a)(ii).
     “Tolling Agreement” has the meaning as set forth in Section 1.11(d).
     “Units” means the Common Units and the Subordinated Units.
     “Unit Market Price” means the average closing price of the Common Units on the Nasdaq Global Select Market over the ten trading days immediately preceding the first public announcement by Parent of the terms of this Agreement.
     7.2 Other Terms.
     Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
     7.3 Other Definitional Provisions.
     (a) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.
     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.
     (c) For purposes of this Agreement, “ordinary course of business” shall include, without limitation, spot service agreements and negotiating contract renewals consistent with past practices.
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     This Agreement has been duly executed and delivered by the parties on the date first above written.

ACQUIROR:

MARTIN OPERATING PARTNERSHIP L.P.

By:	Martin Operating GP LLC, its general partner

By:	Martin Midstream Partners L.P., its sole member

By:	Martin Midstream GP LLC, its general partner

By:	/s/ Robert D. Bondurant

Name:	Robert D. Bondurant

Title:	Chief Financial Officer

CONTRIBUTOR:

CROSS OIL REFINING & MARKETING, INC.

By:	/s/ Robert D. Bondurant

Name:	Robert D. Bondurant

Title:	Executive Vice President and Chief Financial Officer

GUARANTOR:

MARTIN RESOURCE MANAGEMENT CORPORATION

By:	/s/ Robert D. Bondurant

Name:	Robert D. Bondurant

Title:	Executive Vice President and Chief Financial Officer

PARENT:

MARTIN MIDSTREAM PARTNERS L.P.

By:	Martin Midstream GP LLC, its general partner

By:	/s/ Robert D. Bondurant

Name:	Robert D. Bondurant

Title:	Chief Financial Officer